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PROSPECTUS SUPPLEMENT TO                       Filing Pursuant to Rule 424(b)(2)
PROSPECTUS DATED FEBRUARY 14, 2000 AND      Registration Statement No. 333-93629
PROSPECTUS SUPPLEMENT DATED MAY 17, 2001


                               ORGANOGENESIS INC.

                         17,500 Shares of Common Stock

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  You should read this prospectus supplement and the accompanying prospectus and prospectus supplement carefully before you invest. These documents contain information you should consider when making your investment decision.

  SEE "RISK FACTORS" BEGINNING ON PAGE S-3 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

  On June 5, 2001, we gave UBS Warburg LLC a purchase notice electing to sell 17,500 shares of our common stock pursuant to an Underwriting Agreement dated May 7, 2001, between Organogenesis Inc. and UBS Warburg LLC, as underwriter. The purchase price to be paid by UBS Warburg LLC for the shares is $8.2185 per share, which was the volume-weighted average trading price of our common stock on the American Stock Exchange during regular trading hours on June 5, 2001, less a 6% discount.

         Gross Proceeds to Company.....................  $143,823.75
         Underwriter's Discount........................  $  8,629.43
         Net Proceeds to Company.......................  $135,194.32

  Our common stock is listed on the American Stock Exchange under the symbol "ORG." On June 5, 2001, the last reported sales price of the common stock on the American Stock Exchange was $8.34. The common stock sold under this prospectus supplement will be listed on the American Stock Exchange after we notify the American Stock Exchange that the shares have been issued.

  You should rely only on the information provided or incorporated by reference in this prospectus supplement and the February 14, 2000 prospectus and the May 17, 2001 prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

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  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY
HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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             The date of this Prospectus Supplement is June 6, 2001

                                  UBS WARBURG